EXHIBIT 10.7

TECHNOLOGY TRANSFER AGREEMENT

This Technology Transfer Agreement (“Agreement”) is entered into on June 22, 2015 (“Effective Date”) by and between 8198381 Canada Inc., a corporation duly formed and existing under the laws of Canada (“Seller”), and Loop Holdings, Inc., a corporation duly formed and existing under the laws of Nevada (“Purchaser”). The parties hereby agree as follows:

1. Background.

1.1 Daniel Solomita, is (i) the sole beneficial holder of securities and the sole officer and director of Seller, and (ii) the majority holder of shares of common stock and the sole officer and director of Purchaser.

1.2 Purchaser has paid good and valuable consideration to Seller, and Seller will invoice Purchaser on a monthly basis in the future, to perform certain services related to the development of PET depolymerization technology, including but not limited to, the design and engineering of production facilities, equipment testing, cost reduction assessment of chemical processes, product purity testing and research and development related to PET plastic production facilities (the “PET Depolymerization Technology”).

1.3 Seller’s services enumerated in Section 1.1 have never been memorialized in a writing but have previously agreed by way of oral contract to assign the PET Depolymerization Technology to Purchaser. Seller hereby acknowledges that it has received all consideration necessary for the assignment of the PET Depolymerization Technology.

1.4 Seller wishes to confirm in writing that it has sold its right, title and interest in PET Depolymerization Technology and related know-how, technology and plan for commercializing the same to Purchaser.

1.5 Purchaser wishes to confirm in writing that it has purchased such PET Depolymerization Technology and related know-how, technology and plan for commercializing the same.

2. Definitions. Certain terms are defined in the text of this Agreement, and in addition, the following terms shall have the following definitions:

2.1 “Closing Date” means the date on which Purchaser shall transfer title to the Patents (as defined below) and Subject Technology (as defined below) to Purchaser.

2.2 “Patents” means those patents and applications related to the PET Depolymerization Technology, and all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of such patents and applications; provisional patent applications that are or will be continuations or continuations in part of such patents and applications; and foreign counterparts to any of the foregoing including without limitation utility models.

1

 2.3 “Subject Technology” means: all technology, know-how, methods, documents, materials, Patents and information as of the Effective Date and in the future relating to the PET Depolymerization Technology, and the idea and plan to commercialize the same.

4. Transfer of Patents and Subject Technology.

4.1 Subject Technology Assignment. Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to the Subject Technology and all inventions and discoveries described therein.

4.2 Assignment of Causes of Action. Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, related to the Subject Technology.

5. Additional Obligations.

5.1 Further Assurances. At the reasonable request of Purchaser and without demanding further consideration from Purchaser, Seller agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transfer of ownership in and to the Subject Technology or any part thereof as contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, and using all reasonable best efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transfer of ownership in and to the Subject Technology as contemplated hereby.

5.2 Further Assistance. Subject to the terms and conditions hereof, Seller agrees, upon the reasonable request of Purchaser, to do all things necessary, proper, or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist Purchaser in obtaining, perfecting, sustaining, and/or enforcing the Subject Technology. Such assistance may also include providing, and obtaining from the respective inventors, prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interference or other priority proceedings, opposition proceedings, cancellation proceedings, public use proceedings, infringement or other court actions and the like with respect to the Subject Technology. Seller’s agreement to render any of the foregoing assistance is subject to Purchaser’s payment of all reasonable expenses of Seller incurred in connection therewith and the availability of Seller’s personnel.

2

6. Representations and Warranties.

Seller hereby warrants to Purchaser as follows:

6.1 Authority. Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

6.2 Title and Contest. Seller has good and marketable title to the Subject Technology, including without limitation all rights, title, and interest in the Subject Technology to sue for infringement thereof. The Subject Technology is free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of any named inventor of the Subject Technology relating in any way to the Subject Technology and Seller has not received notice of (and Seller is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Subject Technology. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Subject Technology.

6.3 Existing Licenses. No rights or licenses have been granted under the Subject Technology.

6.4 Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Subject Technology as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Subject Technology.

6.5 Conduct. To Seller’s knowledge, none of Seller or its representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Subject Technology or hinder its enforcement.

6.6 Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Subject Technology or considered enforcement action(s) with respect to the Subject Technology.

6.7 Patent Office Proceedings. None of the patents part of the Subject Technology have been or are currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding and that no such proceedings are pending or threatened.

6.8 Related Assets. There are no other patents issued and/or applications pending for or on behalf of Seller which are subject to a “Terminal Disclaimer” under 37 C.F.R. §1.321 that require any of such patents issued and/or applications and any of the patents part of the Subject Technology conveyed in this Agreement to remain under common ownership.

6.9 Fees. All maintenance fees, annuities, and the like due on any patents related to the Subject Technology have been timely paid through the Effective Date.

3

6.10 Validity and Enforceability. To Seller’s knowledge, any patents related to the Subject Technology have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller has not received any notice or information of any kind from any source suggesting that the patents related to the Subject Technology may be invalid or unenforceable.

7. Miscellaneous.

7.1 No Representation or Warranty. Seller makes no representations or warranties whatsoever that any of the patents related to the Subject Technology covered by this agreement are either valid or are infringed by any other parties.

7.2 Limitation on Consequential Damages. Except in the case of fraud by seller, neither party shall be liable to the other for loss of profits, or any other indirect or special, consequential, punitive or incidental damages, however caused, even if advised of the possibility of such damage. The parties acknowledge that these limitations on potential liabilities were an essential element in setting consideration under this agreement.

7.3 Limitation of Liability. Except in the case of fraud by Seller, in no event shall either party’s total liability under this Agreement exceed the consideration paid by such party. The parties acknowledge that these limitations on potential liabilities were an essential element in setting consideration under this agreement.

7.4 Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

7.5 Governing Law. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of California without regard to principles of conflict of laws.

7.6 Jurisdiction. Each party hereby agrees to jurisdiction and venue in the courts of the State of California or the Federal courts sitting therein for all disputes and litigation arising under or relating to this Agreement.

7.7 Entire Agreement. The terms and conditions of this Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in a writing signed by authorized representatives of both parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

4

7.8 Notices: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

In the case of Seller:	In the case of Purchaser:

Loop Holdings Inc. 1999 Avenue of the Stars, Suite 2520 Los Angeles, California 90067	8198381 Canada Inc. 1999 Avenue of the Stars, Suite 2520 Los Angeles, California 90067

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

7.9 Relationship of Parties. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

7.10 Equitable Relief. Each party agrees that damages alone would be insufficient to compensate the other for any material breach of this Agreement, acknowledges that irreparable harm would result from a breach of this Agreement, and consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

7.11 Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

7.12 Waiver. Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

7.13 Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, with the further understandings, however, that neither party shall have the right to assign this Agreement (or any or its rights hereunder) to any person, firm or corporation in the absence of having received the other party’s prior written consent therefore, which consent shall not be unreasonably withheld or denied.

[signature page follows]

5

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Seller:		Purchaser:

8198381 CANADA INC.		LOOP HOLDINGS INC.

By:	/s/ Daniel Solomita	By:	/s/ Daniel Solomita
Name:	Daniel Solomita	Name:	Daniel Solomita
Title:	President	Title:	President

6